THE MARSICO INVESTMENT FUND

FORM NSAR

Report for the Period Ending September 30, 1998


Item 77J Revaluation of Assets or Restatement of
Capital Share Accounts

In accordance with the provisions of Statement of Position 93-2, Determination, Disclosure and
Financial Statement Presentation of Income, Capital
Gain and Return of Capital Distributions by Investment
Companies, the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains).
Accordingly, reclassifications were recorded to decrease net investment loss $813,918 and $118,262, decrease accumulated net realized loss on investments by $23,770 and $3,111 and decreased pain-in-capital by $837,688 and $121,373 in the Focus and Growth &
Income Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds capital accounts on a tax basis.